Filed Pursuant to Rule 433

Registration No.: 333-158385

HSBC Buffered Accelerated Market Participation Securities™ Invest with Confidence

Invest with Confidence With the development of structured notes, today’s investors can now take control of their portfolio and gain exposure to markets like US or international equities, currencies, or commodities in a way that suits their specific risk profile. As complements or alternatives to traditional stock and bond holdings, structured notes can be designed to provide different levels of downside protection (subject to issuer’s credit risk), thus giving investors more confidence to stay engaged in the markets, or explore new ones. HSBC USA, Inc. (“HSBC”) offers a diverse array of structured notes, including Buffered Accelerated Market Participation Securities or “Buffered AMPS”. Buffered AMPS are an alternative to traditional long-only investing and may out-perform a direct investment in the underlying asset in a moderately positive return environment and in a negative return environment. They provide investors with a degree of downside protection (subject to the issuer’s credit risk) while also affording an opportunity for accelerated returns on the upside, subject to a maximum return. Buffered AMPS are typically linked to a broad based equity index but can also be linked to particular regions, sectors, or individual stocks*. Buffered AMPS: where do they fit? Investors often hold Buffered AMPS within the equity portion of their portfolio. That is, Buffered AMPS can be used alongside, or in place of, investments like index funds or ETFs to both gain the benefit of the buffer and pursue a return enhancement strategy.

Buffered AMPS example The following illustrates the hypothetical payout profile of an investment in Buffered AMPS linked to a stock index and assumes the following: 2x upside participation rate 20% maximum return 10% buffer 18 month term This example is for illustration purposes only. Actual issuances of Buffered AMPS may have different terms, including a lower upside participation rate, maximum return and buffer, resulting in different payout characteristics*. This analysis does not include the effect of dividends on the return of the underlying. Buffered AMPS Profile Hypothetical Payoff Scenarios Stock Index Return Buffered AMPS Payoff Buffered AMPS Return 25% 2x upside 20% 10 % participation to max 20% 6% 12% 2x upside 3% 6% -3% 0 % Buffer for up to -10% -10% 0% -13% -3% 1x loss beyond buffer -20% -10 % Securities Products: Are Not FDIC Insured Are Not Bank Guaranteed May Lose Value *Any payments on the Buffered AMPS depend on the ability of HSBC to satisfy its obligations as they come due.

Investor profile Buffered AMPS may be of interest to a broad range of investors, including but not limited to the following: Current or prospective holders of the underlying. Investors looking for a potential recovery strategy for underperforming assets. Investors who seek to out-perform a direct investment in the underlying asset for both moderately positive returns as well as negative returns. The Buffered AMPS may be attractive if: You believe the level of the underlying will increase, but not by more than the maximum return. You seek an investment that provides limited protection from a decline in the underyling. You are willing to hold the Buffered AMPS to maturity. You are comfortable with the creditworthiness of HSBC, as issuer of the Buffered AMPS. The Buffered AMPS may not be attractive if: You believe the underlying performance will be negative or not sufficiently positive to provide you with your desired return. You are unwilling to accept a capped return and be exposed to any negative underlying performance on a 1-to-1 basis if the underlying performance is less than the buffer. You prefer to receive dividends paid on the underlying or seek current income. You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Buffered AMPS. See the relevant offering document for a detailed discussion of investor suitability.

About HSBC International Banking Reach The HSBC Group is one of the largest banking and financial services organizations in the world. With our network of over 8,000 offices in 86 countries and territories in Europe, the Asia-Pacific region, the Americas, the Middle East, and Africa, HSBC is ‘The world’s local bank.’ Buffered AMPS are registered notes issued by HSBC USA, Inc, the bank holding company for HSBC Bank USA, N.A., which is one of the ten largest bank holding companies in the United States. Recent Recognition In the industry’s benchmark survey of U.S. structured product distributors conducted by Greenwich Associates, HSBC received the following rankings in 2009, 2010, and 2011: Best Structured Product Brand #1 in Overall Service Quality

Risk factors An investment in the Buffered AMPS involves risks some of which are summarized below. Buffered AMPS are linked to the performance of a specific underlying asset and are not equivalent to investing directly in that asset. It is important to note that Buffered AMPS may not always reflect the actual performance of the underlying asset and have different risks than traditional debt securities. Like other investments, each individual issuance of Buffered AMPS should be carefully evaluated with respect to an individual investor’s financial objectives, suitability, tax considerations and other relevant factors. Prior to investing in an individual issuance of Buffered AMPS, you should carefully review the prospectus for that issuance which will include a fuller description of the risks related to investing in Buffered AMPS. Factors to consider before investing in the Buffered AMPS include: The investment may result in a loss. The return on the Buffered AMPS is linked to the performance of the underlying asset, which may be negative, and involves risks specific to the relevant underlying asset. The positive return, if any, is limited by the maximum return and may not reflect the full performance of the underlying asset. Payment, if any, is subject to the ability of HSBC to pay its obligations as they become due. Any payment on the Buffered AMPS is subject to the credit risk of HSBC. Investors will not receive any periodic interest payments, dividend payments or other distributions. Investors should consider their liquidity needs prior to purchasing Buffered AMPS as there may be little or no secondary market for the Buffered AMPS and they will not be listed or displayed on any securities exchange. Certain built-in costs are likely to adversely affect the value of the Buffered AMPS if sold prior to maturity. Therefore the Buffered AMPS should be viewed as instruments to be held for the full term of the Note. There is a potential conflict of interest in that HSBC or its affiliates will play a variety of roles, including acting as calculation agent and hedge provider for HSBC’s obligations under the Buffered AMPS. The Buffered AMPS may provide a yield to maturity that is less than that of a standard debt security of comparable maturity issued by HSBC or any other issuer. The Buffered AMPS are not deposits of HSBC or any of its affiliates; they are not insured by the FDIC or any other federal or state government agency of the United States or any other jurisdiction.

This brochure is intended to provide an overview of Buffered Accelerated Market Participation Securities (“Buffered AMPS”) and does not provide the terms of any specific issuance of Buffered AMPS. Prior to any decision to invest in a specific issuance of Buffered AMPS, investors should carefully review the disclosure documents for such issuance which contain a detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant information. HSBC USA Inc. is a member of the HSBC Group. Any member of the HSBC Group may from time to time underwrite, make a market or otherwise buy or sell as principal the AMPS, or together with their directors, officers and employees may have either a long or short position in the AMPS, or stocks, commodities or currencies to which the AMPS are linked, or may perform or seek to perform investment banking services for those linked assets mentioned herein. Securities Products are: Not a deposit or other obligation of HSBC Bank USA, N.A. or any of its affiliates; Not FDIC insured or insured by any federal government agency of the United States; Not guaranteed by HSBC Bank USA, N.A. or any of its affiliates; and subject to investment risk, including possible loss of principal invested. HSBC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 877.472.2999. HSBC operates in various jurisdictions through its affiliates, including, but not limited to, HSBC Bank USA, N.A. and HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC. ©2011 HSBC USA Inc. All rights reserved.